EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-3 Nos. 333-179430, 333-199885, and 333-221294 and Form S-8 Nos. 333-165227, 333-165228, 333-165229, 333-165230, 333-165231, 333-184396, 333-189339, 333-189340, 333-197874, 333-197875, 333-206227, 333-206228, 333-213001, 333-213002, 333-219669, and 333-219670) of our reports dated February 22, 2018, with respect to the consolidated financial statements of Ironwood Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Ironwood Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Ironwood Pharmaceuticals, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 22, 2018